Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Corporate Update Call at 10:00 am ET Today

Buffalo, NY — August 12, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the second quarter and for the six-month period ended June 30, 2015.

Cleveland BioLabs reported a $4.4 million net loss for the second quarter of 2015, or $1.12 per share, compared to a net loss of $4.0 million, or $1.53 per share, for the same period in 2014. Net loss for the first six months of 2015 was $8.1 million, or $2.25 per share, compared to a net loss of $5.5 million, or $2.18 per share, for the same period in 2014. The increase in net loss for both periods was primarily attributable to non-cash charges related to the valuation of derivative warrant liabilities.

As of June 30, 2015, the Company had $3.6 million in cash, cash equivalents and short-term investments, $1.3 million of which was restricted for the use of our consolidated joint venture, Panacela, leaving $2.3 million available for general use. On July 9, 2015, the Company announced that it sold 6,459,948 unregistered shares of common stock at a price per share of $3.87 for an aggregate of $25.0 million to a venture capital investor. On June 30, 2015, the previously announced option to purchase the Company’s remaining interest in Incuron, LLC for $1.0 million was exercised with payment being received in July 2015. Additionally, in August the Company elected to prepay all of the outstanding obligations under its note payable to Hercules Technology Growth Capital which amount to approximately $2.0 million.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “We are excited by our recent progress and achievement of significant funding from a strategic investor who shares our confidence in CBLI's future prospects. We believe this investment provides us with sufficient capital to pursue commercialization of entolimod's biodefense indication, assuming a positive outcome to the ongoing review of our pre-Emergency Use Authorization (pre-EUA) application by the U.S. Food and Drug Administration (FDA). These funds will also allow us to advance development of our oncology and vaccine adjuvant programs. The entolimod pre-EUA dossier was submitted in June and our top priority is to work with the FDA to facilitate their review. There is no Prescription Drug User Fee Act (PDUFA) goal associated with review of a pre-EUA, however, we estimate a 6- to 9-month period for evaluation of our application, depending on the extent of the FDA's comments and questions. In a separate, parallel initiative, negotiations continue regarding two proposals with the Department of Defense office of Congressionally Directed Medical Research Programs Awards to fund additional studies supporting full licensure of entolimod under a Biologics License Application.”

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“On the clinical front,” continued Dr. Kogan, “our first oncology data for entolimod were presented at the 2015 annual meeting of the American Society of Clinical Oncology (ASCO) in late May. A second study evaluating entolimod in patients with advanced cancer in the Russian Federation is ongoing to expand upon clinical observations made in the U.S. trial. We are also moving forward with our collaborations investigating the potential use of entolimod as a vaccine adjuvant designed to enhance the efficacy of existing vaccines by eliciting a stronger immune response. Finally, we released results of a Phase 1 single-blinded, randomized, placebo-controlled, healthy-subject study of CBLB612 that confirm the expected pharmacological profile of the drug and support Phase 2 evaluation in a clinical model of chemotherapy-induced myelosuppression. Our goal is to demonstrate clinical utility of entolimod and CBLB612 in these indications and capitalize on partnering opportunities.”

Further Financial Results

Revenue for the second quarter of 2015 decreased to $0.3 million compared to $0.6 million for the second quarter of 2014. Revenue for the first six months of 2015 decreased to $0.9 million compared to $1.9 million for the same period last year. These decreases related to the deconsolidation of Incuron LLC in the fourth quarter of 2014 and other variances in levels of development work reimbursable under our development contracts.

Research and development costs for the second quarter of 2015 decreased to $1.6 million compared to $2.3 million for the same period in 2014. Research and development costs for the first six months of 2015 decreased to $3.2 million compared to $4.8 million for the same period last year. These decreases are primarily due to the deconsolidation of Incuron, LLC and other variances in the levels of outsourced research.

General and administrative costs for the second quarter of 2015 decreased to $1.6 million compared to $2.3 million for the same period in 2014. General and administrative costs for the first six months of 2015 decreased to $3.9 million compared to $4.7 million for the same period last year. These decreases primarily resulted from the deconsolidation of Incuron, LLC and reductions in personnel and use of outside professionals.

The Company currently has approximately 10.7 million shares of common stock outstanding, which includes the July sale of 6,459,948 shares of common stock mentioned above. In addition, the Company has 365,784 shares of common stock reserved for issuance pursuant to outstanding stock options with a weighted average exercise price of $48.89 and 2.2 million shares of common stock reserved for issuance pursuant to outstanding warrants exercisable at a weighted average price of $13.95. Further details of the Company’s capitalization structure will be included in the Company’s Quarterly Report on Form 10-Q when it is filed with the Securities and Exchange Commission.

Conference Call Information

Cleveland BioLabs management will host a conference call at 10:00 a.m. ET today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-9205 (US) or 201-689-8054 (International), approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs website at www.cbiolabs.com. A replay of the call will be available starting on August 12, 2015, at 1:00 p.m. ET through August 26, 2015, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering conference ID number 13613931. An archived webcast of the conference call will be available for 90 days on the Investors page of the Cleveland BioLabs website at www.cbiolabs.com.

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About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with OJSC Rusnano, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words and phrases such as “believe,” “assuming” “we estimate” “will,” “may,” “potential,” “continue,” “proposals,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to discover and support indications for our therapeutic products; our ability to successfully submit and receive approval of our pre-Emergency Use Application (pre-EUA) for entolimod; the conduct and results of our various clinical trials; our ability to obtain approval from the U.S. Food and Drug Administration of our product candidates; our ability to conduct studies that are required for a Biological Licensure Application (BLA); potential funding from the Department of Defense and other government agencies; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, the Company’s failure to successfully and timely develop existing and new products; the Company’s collaborative relationships and the financial risks related thereto; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s ability to comply with its obligations under license agreements; the Company’s inability to obtain regulatory approval in a timely manner or at all; the unavailability of funds from the Department of Defense and the Company’s inability to satisfy conditions related thereto; subsequent changes in the agreement with the Russian Ministry of Industry and Trade; and the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com

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CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,190,121	$3,103,969
Short-term investments	450,256	-
Accounts receivable	133,476	267,199
Receivable for divestiture of Incuron	1,000,000	-
Other current assets	215,699	174,179
	4,989,552	3,545,347

Equipment, net	182,957	244,537
Restricted cash	859,088	1,699,759
Other long-term assets	41,650	56,131
Deferred Transaction Costs	775,037	-
Investment in Incuron, LLC	-	4,268,458
Total assets	$6,848,284	$9,814,232

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$950,431	$1,057,743
Accrued expenses	2,025,702	1,804,456
Deferred revenue	466,590	156,317
Accrued warrant liability	5,356,391	862,074
Current portion of note payable	2,836,723	2,640,968
Current portion of capital lease obligation	-	7,522
	11,635,837	6,529,080

Long-term debt	1,135,769	1,499,050
Commitments and contingencies	-	-

Total liabilities	12,771,606	8,028,130

Stockholders' equity:
Total Cleveland BioLabs, Inc. stockholders' deficit	(9,974,770)	(1,607,397)
Noncontrolling interest in stockholders' equity	4,051,448	3,393,499
Total stockholders' (deficit)/equity	(5,923,322)	1,786,102
Total liabilities and stockholders' equity	$6,848,284	$9,814,232

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CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter ended June 30,		Year to Date June 30,
	2015	2014	2015	2014
Revenues:
Grants and contracts	$329,908	$562,087	$937,237	$1,896,341

Operating expenses:
Research and development	1,583,169	2,324,223	3,194,139	4,763,996
General and administrative	1,597,556	2,250,368	3,905,427	4,663,911
Total operating expenses	3,180,725	4,574,591	7,099,566	9,427,907

Loss from operations	(2,850,817)	(4,012,504)	(6,162,329)	(7,531,566)

Other income (expense):
Interest and other expense	(81,416)	(623,786)	(127,810)	(941,708)
Foreign exchange gain (loss)	65,058	92,594	21,323	(59,177)
Change in value of warrant liability	(1,480,048)	412,125	(1,529,406)	2,499,683
Equity in loss of Incuron, LLC	(114,571)	-	(362,137)	-
Total other income (expense)	(1,610,977)	(119,067)	(1,998,030)	1,498,798

Net loss	(4,461,794)	(4,131,571)	(8,160,359)	(6,032,768)

Net loss attributable to noncontrolling interests	17,141	170,410	65,384	486,235

Net loss attributable to Cleveland BioLabs, Inc.	$(4,444,653)	$(3,961,161)	$(8,094,975)	$(5,546,533)

Net loss per share, basic and diluted	$(1.12)	$(1.53)	$(2.25)	$(2.18)

Weighted average number of shares, basic and diluted	3,979,783	2,594,582	3,595,153	2,546,760

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CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2015	2014

Cash flows used in operating activities	$(4,972,851)	$(7,726,002)
Cash flows provided by investing activities	2,386,043	275,078
Cash flows provided by financing activities	2,672,962	8,572,411
Effect of exchange rate change on cash and equivalents	(2)	(66,357)

Increase in cash and cash equivalents	86,152	1,055,130

Cash and cash equivalents at beginning of period	3,103,969	10,048,466

Cash and cash equivalents at end of period	$3,190,121	$11,103,596

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CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE
(UNAUDITED)

We define net cash burn as the net increase (or decrease) in cash, cash equivalents and short-term investments excluding the effect of capital markets financing activities, and the net increase (or decrease) in restricted cash, as determined in accordance with generally accepted accounting principles or GAAP. We track net cash burn for  the consolidated entity  which includes the accounts of Incuron, LLC through November 25, 2014.  This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. We believe that net cash burn is relevant and useful information for the Company and our investors as it provides a simple method of determining net cash used by the Company. A calculation of net cash burn is provided below:

	Quarter ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014

Consolidated:
Cash, cash equivalents, and short-term investments:
Beginning of period	$5,025,716	$13,671,910	$3,103,969	$10,354,004
End of period	3,640,377	11,103,596	3,640,377	11,103,596

Period increase/(decrease)	(1,385,339)	(2,568,314)	536,408	749,592
Less net proceeds from the sale of common stock*	428,637	(3,342,500)	(3,072,820)	(9,697,501)
Plus loan prepayments**	-	4,000,000	-	4,000,000
Less capital contribution to Incuron	-	(2,915,239)	-	(2,915,239)
Release of restricted cash	-	-	(834,989)	-
Less cash received for divestiture of Incuron	(2,000,000)	-	(2,000,000)	-
Net cash burn for the period	(2,956,702)	(4,826,053)	(5,371,401)	(7,863,148)
Number of months in period	3	3	6	6
Net monthly cash burn	$(985,567)	$(1,608,684)	$(895,234)	$(1,310,525)

* - $428,637 in costs associated with the Davidovich Investment were paid in the second quarter and will be charged to equity in July 2015 when the transaction closed.

** - includes prepayments only and excludes recurring monthly principal repayments of approximately $60,000 per month commencing November 2014.

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